EXHIBIT 4.11

FIFTH AMENDMENT

TO

AMENDED AND RESTATED OPERATING AGREEMENT

OF

VAN DER MOOLEN SPECIALISTS USA, LLC

Dated: as of July 1, 2007

FIFTH AMENDMENT, dated as of July 1, 2007 (the “Amendment”), to the Amended and Restated Operating Agreement, dated December 1, 2004, as amended by the First Amendment, dated December 30, 2004, the Second Amendment dated January 3, 2005, the Third Amendment dated July 1, 2006 and the Fourth Amendment dated April 23, 2007 (the “Operating Agreement”), of Van der Moolen Specialists USA, LLC, a New York limited liability company (the “Company”), by and among the entity and individuals listed on Schedule A hereto (each, a “Member” and collectively, the “Members”).

WHEREAS, Nicholas Brigandi, James Campanella, Matthew Cebulski, Stephen Green, Thomas Greenhill, Mark Innaimo, Matthew Markiewicz, Scott McMahon, James Miller, William Quinn, Steven Rubinstein, James Scavone, Thomas Scavone, and Joseph V. Talento (collectively referred to herein as the “Terminated Members”) have terminated as Members of the Company, and

WHEREAS, the Profit and Loss Percentage interests of the Terminated Members have been acquired by Mill Bridge IV, LLC, and

WHEREAS, the Members have determined to amend Schedule A of the Operating Agreement to reflect the foregoing changes.

NOW THEREFORE, in consideration of the foregoing premises and the terms and conditions set forth in this Amendment, the Members hereby agree as follows:

1.	The recitals set forth above are an integral part of this Amendment.

2.	Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Operating Agreement.

3.	Schedule A to the Operating Agreement is hereby deleted and Schedule A attached to this Amendment shall be substituted therefor.

IN WITNESS WHEREOF, the Members have executed this Amendment, which may be signed in counterparts, which when taken together, shall constitute one and the same Amendment, as of the date and year first written above.

MILL BRIDGE IV, LLC

By:	/s/ Richard E. Den Drijver
RICHARD E. DEN DRIJVER
Manager

/s/ Carmen Barone	/s/ Jason N. Blatt
CARMEN BARONE	JASON N. BLATT

/s/ William T. Brazier	/s/ Joseph A. Creen, Jr.
WILLIAM T. BRAZIER	JOSEPH A. CREEN, JR.

/s/ Christopher S. Dearborn	/s/ James E. Demaira, Jr.
CHRISTOPHER S. DEARBORN	JAMES E. DEMAIRA, JR.

/s/ Paul D. Frankel	/s/ Geoffrey D. Friedman
PAUL D. FRANKEL	GEOFFREY D. FRIEDMAN

/s/ Robert W. Grahame	/s/ Matthew J. Mandola
ROBERT W. GRAHAME	MATTHEW J. MANDOLA

/s/ Scott E. Mazzella	/s/ Michael J. McDonnell
SCOTT E. MAZZELLA	MICHAEL J. MCDONNELL

/s/ Nicholas S. Orlando	/s/ Eric B. Oscher
NICHOLAS S. ORLANDO	ERIC B. OSCHER

/s/ Brian K. Schaeffer	/s/ Louis J. Spina
BRIAN K. SCHAEFFER	LOUIS J. SPINA

/s/ Glen R. Surnamer	/s/ William P. White
GLEN R. SURNAMER	WILLIAM P. WHITE

Schedule A

to

AMENDED AND RESTATED OPERATING AGREEMENT

of

VAN DER MOOLEN SPECIALISTS USA, LLC

Dated: as of July 1, 2007

MEMBERS
Name	Address	Stated Capital ($)	Profit and Loss Percentage %)
Mill Bridge IV, LLC	45 Broadway, 29th Fl. New York, NY 10006	*	92.112349%
Carmen Barone	*	*	*
Jason N. Blatt	*	*	*
William T. Brazier	*	*	*
Joseph A. Creen, Jr.	*	*	*
Christopher S. Dearborn	*	*	*
James E. DeMaira, Jr.	*	*	*
Paul D. Frankel	*	*	*
Geoffrey D. Friedman	*	*	*
Robert W. Grahame	*	*	*
Matthew J. Mandola	*	*	*
Scott E. Mazzella	*	*	*
Michael J. McDonnell	*	*	*
Nicholas R. Orlando	*	*	*
Eric B. Oscher	*	*	*
Brian K. Schaeffer	*	*	*
Louis J. Spina	*	*	*
Glen R. Surnamer	*	*	*
William P. White	*	*	*
	TOTAL	*	100.0000%

* Indicates omission of material which has been separately filed pursuant to a request for confidential treatment